
                                  HOME EQUITY LOAN-BACKED TERM NOTES, GMACM SERIES 2002-HE3
                                                        PAYMENT DATE  02/25/2004

SERVICING CERTIFICATE                 GROUP 1
---------------------
Beginning Pool Balance                533,192,634.57
Beginning PFA                                   0.00
Ending Pool Balance                   533,707,997.83
Ending PFA Balance                                 -
Principal Collections                  22,218,147.34
Principal Draws                        13,189,775.50
Net Principal Collections                          -
Active Loan Count                             20,656

Interest Collections                    2,183,429.21

Additional Mortgage Loans - Revolving Pe9,599,987.27
Additional Mortgage Loans - Due to Funding Event0.00

Weighted Average Net Loan Rate              5.22060%
Substitution Adjustment Amount                  0.00

Excess Cash                             1,499,162.87

                                        BEGINNING       ENDING                                     INTEREST  SECURITY
TERM NOTES                               BALANCE        BALANCE       FACTOR    PRINCIPAINTEREST   SHORTFALLS   %      COUPON
----------                               -------        -------       ------    -----------------  ----------   -      ------
Class A-1                             210,000,000.00          0.00    0.0000000 210,000,211,750.00      0.00    0.00%   1.210%
Class A-2                             158,000,000.00 158,000,000.00   1.0000000    0.00 164,583.33      0.00   29.25%   1.250%
Class A-3                             172,206,000.00 172,206,000.00   1.0000000    0.00 198,036.90      0.00   31.88%   1.380%
Variable Pay Revolving Notes                    0.00 210,000,000.00  77.3593781    0.00       0.00      0.00   38.87%   1.370%
Certificates                                -              -            -          -    1,499,162.87   -        -        -

Beginning Overcollateralization Amount  3,225,584.49
Overcollateralization Amount Increase (Dec(19,385.31)
Outstanding Overcollateralization Amount3,206,199.18
Target Overcollateralization Amount     3,206,199.19

Credit Enhancement Draw Amount                  0.00
Unreimbursed Prior Draws                        0.00


                                                                      NUMBER    PERCENT
                                             BALANCE                 OF LOANS       OF BALANCE
Delinquent Loans (30 Days)*             2,735,946.68                   107       0.51%
Delinquent Loans (60 Days)*             1,028,624.86                    40       0.19%
Delinquent Loans (90 Days)*               323,521.63                    11       0.06%
Delinquent Loans (120 Days)*              315,899.33                    8        0.06%
Delinquent Loans (150 Days)*              199,897.32                    8        0.04%
Delinquent Loans (180+ Days)*              79,605.92                    7        0.01%
REO                                                -                    0        0.00%
Bankruptcy                                701,778.65                    28       0.13%
Foreclosures                              411,990.25                    8        0.08%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.
                     ------

                                       LIQUIDATION TO-DATE
                                      -----------------------------
Beginning Loss Amount                     357,952.08
Current Month Loss Amount                  56,252.17
Current Month Recoveries                   46,749.26
                                      ---------------
Ending Loss Amount                        367,454.99         0.07%

                                       RECOVERY TO-DATE
                                      -----------------------------
Beginning Recovery Amount                     275.00
Current Month Recovery Amount              46,749.26
                                      ---------------
Ending Recovery Amount                     47,024.26

                                      SPECIAL HAZARD                  FRAUD         BANKRUPTCY
Beginning Amount                                0.00                       0.00    0.00
Current Month Loss Amount                       0.00                       0.00    0.00
Ending Amount                                      -                          -       -

Extraordinary Event Losses                      0.00
Excess Loss Amounts                             0.00

CAPITALIZED INTEREST ACCOUNT
Beginning Balance                               0.00
Withdraw relating to Collection Period          0.00
Interest Earned (Zero, Paid to Funding Account)0.00
                                               ----
To close Capitalized Interest Account - balance 0.00GMAC Mortgage
Total Ending Capitalized Interest Account Balanc0.00 of Payment Date
Interest earned for Collection Period           0.00
Interest withdrawn related to prior Collection P0.00d


PREFUNDING ACCOUNT
Beginning Balance                               0.00
Additional Purchases during Revolving Period    0.00
To adjust initial prefunding deposit amount     0.00
To close prefunding remaining balance  transferre0.00  funding account Excess of
Draws over  Principal  Collections  0.00 Total Ending Balance as of Payment Date
0.00 Interest earned for Collection  Period 0.00 Interest  withdrawn  related to prior Collection P0.00d

FUNDING ACCOUNT
Beginning Funding Account Balance      10,238,949.92
Deposit to Funding Account              9,065,238.70
Excess Of Draws over Principal Collections      0.00
Payment for Additional Purchases        9,599,987.27
Prefunding balance sent to Funding account      0.00
Add Variable Funding Note                       0.00
                                      ---------------
Ending Funding Account Balance as of Pay9,704,201.35
Interest earned for Collection Period         376.66
Interest withdrawn related to prior Collection904.57d

Current Month Repurchases Units                    0
Current Month Repurchases ($)                      -


BULLET TERMINATION EVENTS                 YES/NO
-------------------------                 ------
1) Term Notes have been downgraded below AAA/Aaa by S&P
    and Moodys, respectively                No

2) Trust failed to receive advance of funds from VPRN holder or failed to issue and sell an additionaNoVPRN

3)  Enhancer Default has occurred and is contNouing

4-A)For 3 consecutive months, the average amount in the Funding Account not used to purchase additional balances or subsequent mortgage loans is greater than 30% of the amount actually used to purchase additional balances or subsequeNo transfer loans.

4-B)For 6 consecutive months, the average amount in the Funding Account not used to purchase additional balances or subsequent mortgage loans is greater than 20% of the amount actually used to purchase additional balances or subsequeNo transfer loans.

FUNDING EVENT                             YES/NO
Reserve  Sub-Account  balance is more than  $2,000,000,  provided  that the Note
Balance  of the  VPRN  has been  reduced  to zero and the  Overcollateralization
Target Amount has beenNoet.